FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

JURAK CORPORATION WORLD WIDE, INC.

(Exact name of registrant as specified in its charter)

MINNESOTA	88-0407679
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1181 Grier Drive, Suite C, Las Vegas, NV	89119-3746
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Stock	OTC BB

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. []

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered

Common Stock

The Company's Articles of Incorporation authorize the issuance of 150,000,000 shares of common stock, with a par value of $0.001 per share, of which 100,631,791 shares are issued and outstanding as of the date of this statement.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights.

The Company does not currently anticipate paying any dividends on its common stock. In the event of a liquidation, dissolution or winding up of Jurak, the holders of shares of common stock are entitled to share pro-rata all assets remaining after payments in full of all liabilities, subject however, to any rights of the shareholders of preferred shares issued and outstanding at the time of such liquidation, dissolution or winding up of the Company. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Options

As of the date hereof, the Company had not issued any options.

Warrants

As of the date hereof, the Company had no warrants outstanding.

Item 2. Description of Exhibits

None.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf y the undersigned, thereto duly authorized.

JURAK CORPORATION WORLDWIDE, INC.

Date:   November 14, 2006

By: /s/ Anthony C. Jurak

Anthony C. Jurak, CEO